Exhibit 99.1

Press Release

Paragon Financial Closes Acquisition of First Charleston Mortgage

Marks First Acquisition Toward Building Geographically Diversified Mortgage Origination Network

PONTE VEDRA BEACH, Fla., Jan. 20 /PRNewswire-FirstCall/ — Paragon Financial Corporation (OTC Bulletin Board: PGNF - News) announced today that it has finalized its previously announced intent to acquire First Charleston Mortgage (FCM) of Charleston, South Carolina. The acquisition of FCM will provide the Company with a local operating presence in several markets in and around the Charleston, South Carolina area. This transaction is the first of a number of similar planned acquisitions the Company anticipates closing in fulfillment of its recently reinvigorated plan to build a network of mortgage brokerages.

“I’m thrilled to be able to announce the conclusion of this acquisition,” said Paul Danner, Chief Executive Officer of Paragon Financial. “We have spent the past several months restructuring our management team and reducing operating overhead. Now that those necessary adjustments are nearly complete, we’re perfectly positioned to fully focus our energies on pursuing the original business strategy of acquiring mortgage origination companies with an eye to developing geographical diversification,” he said.

“We have been in business for 14 years, and the current environment in the mortgage finance sector offers the greatest potential for significant business expansion we’ve encountered,” said John Comley, Director of First Charleston Mortgage. “We believe that taking advantage of this unique opportunity will enable us to recruit and retain the best loan origination talent available, which in turn should result in increased loan production and profit,” he added.

About Paragon Financial Corporation

Paragon Financial Corporation is a financial services business focused on the acquisition of companies that originate mortgages loans.

About First Charleston Mortgage

First Charleston Mortgage is a residential and commercial mortgage origination company based in Charleston, South Carolina. The company also operates branches in Mount Pleasant and Myrtle Beach, South Carolina.

SEC Filings and Forward-Looking Statements

Certain information contained in this announcement are “forward-looking statements.” Paragon cautions readers that certain important factors may affect actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this announcement or which are otherwise made by or on behalf of Paragon. The forward-looking statements are identified through use of the words “potential,” “anticipate,” “expect,” “planned” and other words of similar meaning. These forward-looking statements may be affected by the risks and uncertainties inherent in the mortgage industry and in the Company’s business. The Company cautions readers that certain important factors may have affected and could in the future affect the Company’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof. Factors which may affect results include, but are not limited to, the ability to raise capital necessary to sustain operations and implement the business plan, the ability to obtain additional regulatory permits and approvals to operate in the financial services area, the ability to identify and complete acquisitions and successfully integrate acquired businesses, if any, the ability to implement the Company’s business plan, changes in the real estate market, interest rates or the general economy of the markets in which the Company operates. Additional information regarding Paragon is contained in the Company’s Current Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 22, 2004.